Exhibit 99.1

P.O. Box 25099 Richmond, VA 23260 ☐ phone: (804) 359-9311 ☐ fax (804) 254-3594

P  R  E  S  S    R  E  L  E  A  S  E

C O N T A C T	R E L E A S E

Karen M. L. Whelan	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Leaf Tobacco Company, Incorporated Announces Processing Agreement Negotiations

Richmond, VA • September 9, 2003 / PRNEWSWIRE

Simcoe Leaf Tobacco Company Limited (“Simcoe Leaf”) of Simcoe, Ontario, a subsidiary of Universal Leaf Tobacco Company, Incorporated, announced today that last week it signed a memorandum of understanding with Imperial Tobacco Leaf, Inc. (“Imperial”) of Aylmer, Ontario, a subsidiary of Imperial Tobacco Canada, Limited, to enter into an agreement with Imperial to process tobacco at Simcoe Leaf’s processing facility in Ontario. The parties intend to execute a definitive processing agreement with an initial term of five years after consulting the Canadian Competition Bureau.

Larry Phillips, President of Simcoe Leaf, noted, “Processing for Imperial is great for Simcoe Leaf and the entire Canadian tobacco industry. I am excited that Imperial has decided to keep their processing business in Canada. In recent years, there has been a major consolidation in the worldwide tobacco industry and movement of sourcing of flue-cured needs to Brazil and Africa. This new relationship is a strong signal to the world markets that Canadian tobacco concerns, both domestic and export, will strive to achieve efficiencies to maintain the presence of Canadian leaf in the world market.”

Canadian farmers are expected to produce about 44 million kilos of flue-cured tobacco in 2003.

Universal Leaf Tobacco Company, Inc. is a subsidiary of Universal Corporation (NYSE-UVV), a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation’s gross revenues for the fiscal year that ended on June 30, 2003, were approximately $2.6 billion. For more information, visit Universal’s web site at www.universalcorp.com.

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